Exhibit 99.1

MPC CORPORATION ANNOUNCES AMEX LISTING COMPLIANCE

Nampa, ID, October 29, 2007 — MPC Corporation (AMEX:MPZ) today announced it has received confirmation from the American Stock Exchange (Amex) that the company has resolved the continued listing deficiencies cited in a letter from the Amex on April 13, 2006.

The Amex decision was based on a review of publicly available information, including the company’s press release dated October 1, 2007, its SEC filings, and other correspondence provided to the Amex by MPC. In its notification, the Amex also indicated to MPC that the company’s continued listing eligibility will be assessed on an ongoing basis in accordance with the Amex rules. Additionally, the company is subject to Amex rules providing a 12-month period in which the company could be subject to expedited delisting procedures if it were again determined to be below continued listing standards.

MPC Chairman and CEO John P. Yeros commented, “We are pleased with the Amex’s decision and believe it illustrates the strength our company has gained through our recent acquisition of the Gateway Professional business. Our expanded client base, product mix and range of services will help establish MPC as a leading PC provider for mid-size businesses, education and government.”

About MPC Corporation

MPC Corporation (AMEX: MPZ), a major US PC vendor since 1991, provides enterprise IT hardware solutions to small-and-medium businesses, government agencies and education organizations. With its acquisition of Gateway’s Professional business in October 2007, MPC became one of the leaders in the US market providing PCs, servers and storage products to professional customers. MPC provides additional value with an industry-leading level of service and support. For more information, visit MPC online at www.mpccorp.com.

Forward-looking Statements

Any statements in this press release, other than statements of historical fact, are forward-looking statements. Forward-looking statements are based on current management expectations and assumptions. However, there is no assurance that such expectations and assumptions will prove accurate. Our actual future performance could differ materially from the forward-looking statements. Forward-looking statements in this press release include statements with regard to the establishment of the company as a leading PC provider to mid-size businesses, education and government. The company continues to face significant risks and uncertainties, including significant liquidity challenges, and there is no assurance that the company will be able to maintain its Amex listing.

Company Contact Ross Ely, EVP	Investor Relations Contact Harriet Fried / Jody Burfening	Media Contac Dolores Naney t
MPC Corporation	Lippert/Heilshorn & Assoc	Lippert/Heilshorn & Assoc.
208-893-3843 rjely@mpccorp.com	(212) 838-3777 hfried@lhai.com	(212) 838-3777 dnaney@lhai.com